FINANCIAL PRODUCTS

Pricing Supplement No. U6295 To Product Supplement No. I-A dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 November 5, 2021

$3,909,000 Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature due November 8, 2024 Linked to the Performance of Four Underlyings

•	The securities do not guarantee any return of principal or delivery of securities at maturity and do not provide for the regular payment of interest.

•	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $8.3333 (equivalent to approximately 10.00% per annum) per $1,000 principal amount of securities and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. However, if a Coupon Barrier Event has occurred on any Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made following an Automatic Redemption. Payment will be made in respect of such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	If the securities have not been automatically redeemed and (i) an Upper Threshold Event occurs or (ii) an Upper Threshold Event does not occur and the Final Level of each Underlying is equal to or greater than its Knock-In Level, investors will receive at maturity the principal amount of their investment.

•	If an Upper Threshold Event does not occur and the Final Level of any Underlying is less than its Knock-In Level, investors will receive a number of shares of the Lowest Performing Underlying equal to the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead of delivering the Physical Delivery Amount. You could lose your entire investment, excluding contingent coupons on the securities, if any.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying, (ii) accept the risks of owning equities in general and the Lowest Performing Underlying in particular and (iii) lose some or all of their investment if an Upper Threshold Event has not occurred and a Knock-In Event has occurred.

•	Senior unsecured obligations of Credit Suisse maturing November 8, 2024. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on November 5, 2021 (the “Trade Date”), and the securities are expected to settle on November 10, 2021 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 12 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$12.50	$987.50
Total	$3,909,000	$48,862.50	$3,860,137.50

(1) Certain fiduciary accounts may pay a purchase price of at least $987.50 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $12.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $984.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

November 5, 2021

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Reference Share Issuer

For each Underlying, the issuer of such Underlying.

Underlyings

The securities are linked to the performance of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level, Coupon Barrier Level, Autocall Level and Upper Threshold Level:

Underlying	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level	Autocall Level	Upper Threshold Level
Common stock of American Airlines Group Inc.	AAL UW <Equity>	$20.63	$12.378 (60% of Initial Level)	$16.504 (80% of Initial Level)	$20.63 (100% of Initial Level)	$20.63 (100% of Initial Level)
Common stock of Apple Inc.	AAPL UW <Equity>	$150.96	$90.576 (60% of Initial Level)	$120.768 (80% of Initial Level)	$150.96 (100% of Initial Level)	$150.96 (100% of Initial Level)
Common stock of Duke Energy Corporation	DUK UN <Equity>	$101.02	$60.612 (60% of Initial Level)	$80.816 (80% of Initial Level)	$101.02 (100% of Initial Level)	$101.02 (100% of Initial Level)
Common stock of Moderna, Inc.	MRNA UW <Equity>	$284.02	$170.412 (60% of Initial Level)	$227.216 (80% of Initial Level)	$284.02 (100% of Initial Level)	$284.02 (100% of Initial Level)

Contingent Coupons

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Contingent Coupon Amount on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. However, if a Coupon Barrier Event has occurred on any Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Contingent Coupon Amount

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     1

$8.3333 (equivalent to approximately 10.00% per annum) per $1,000 principal amount of securities.

Coupon Barrier Event

A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.

Redemption Amount

If these securities have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount consisting of cash or shares we will pay or deliver will be determined as follows:

If an Upper Threshold Event occurs, you will receive a Redemption Amount in cash that will equal $1,000 per $1,000 principal amount of securities. Therefore, you will not participate in any appreciation of any Underlying.

If an Upper Threshold Event does not occur, and:

•	A Knock-In Event does not occur, you will receive a Redemption Amount in cash that will equal $1,000 per $1,000 principal amount of securities.

•	A Knock-In Event does occur, you will receive a number of shares of the Lowest Performing Underlying equal to the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead of delivering the Physical Delivery Amount as described below under “Physical Delivery Amount.” If an Upper Threshold Event does not occur and the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, the value of the shares or cash you will receive as of the Valuation Date will be less than $600 for each $1,000 principal amount of your securities at maturity. You could lose your entire investment.

Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Physical Delivery Amount

The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Lowest Performing Underlying rounded down to the nearest whole number equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the applicable share adjustment factor. Each share adjustment factor is initially set equal to 1.0 on the Strike Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the relevant product supplement. In lieu of any fractional shares in respect of the Physical Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Level of the Lowest Performing Underlying. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash. The Physical Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level of the Lowest Performing Underlying and (ii) the Final Level of the Lowest Performing Underlying. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.

Automatic Redemption

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date (the “Automatic Redemption Date”). Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its respective Autocall Level.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     2

Upper Threshold Event

An Upper Threshold Event will occur if the Final Level of any Underlying is equal to or greater than its Upper Threshold Level.

Knock-In Event

A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level - Initial Level

Initial Level

Initial Level

For each Underlying, the closing level of such Underlying on the Strike Date, as set forth in the table above.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Strike Date	November 4, 2021
Trade Date	November 5, 2021
Settlement Date	Expected to be November 10, 2021
Valuation Date	November 5, 2024	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	November 8, 2024	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22550MXD6

Key Dates

Each Observation Date, Autocall Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     3

Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates
December 6, 2021		December 9, 2021
January 5, 2022		January 10, 2022
February 7, 2022		February 10, 2022
March 7, 2022		March 10, 2022
April 5, 2022		April 8, 2022
May 5, 2022	May 5, 2022	May 10, 2022
June 6, 2022		June 9, 2022
July 5, 2022		July 8, 2022
August 5, 2022	August 5, 2022	August 10, 2022
September 6, 2022		September 9, 2022
October 5, 2022		October 11, 2022
November 7, 2022	November 7, 2022	November 10, 2022
December 5, 2022		December 8, 2022
January 5, 2023		January 10, 2023
February 6, 2023	February 6, 2023	February 9, 2023
March 6, 2023		March 9, 2023
April 5, 2023		April 10, 2023
May 5, 2023	May 5, 2023	May 10, 2023
June 5, 2023		June 8, 2023
July 5, 2023		July 10, 2023
August 7, 2023	August 7, 2023	August 10, 2023
September 5, 2023		September 8, 2023
October 5, 2023		October 11, 2023
November 6, 2023	November 6, 2023	November 9, 2023
December 5, 2023		December 8, 2023
January 5, 2024		January 10, 2024
February 5, 2024	February 5, 2024	February 8, 2024
March 5, 2024		March 8, 2024
April 5, 2024		April 10, 2024
May 6, 2024	May 6, 2024	May 9, 2024
June 5, 2024		June 10, 2024
July 5, 2024		July 10, 2024
August 5, 2024	August 5, 2024	August 8, 2024
September 5, 2024		September 10, 2024
October 7, 2024		October 10, 2024
Valuation Date		Maturity Date

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     4

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Product Supplement No. I-A dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     5

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns and, in the case of the contingent coupon payment examples, contingent coupons payable over the term of the securities, which will depend on the number and timing of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below make the following assumptions and assume the securities are not automatically redeemed prior to maturity and if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The hypothetical Initial Level of $100 has been chosen for illustrative purposes only and does not represent the actual Initial Level of the Lowest Performing Underlying. Accordingly, the Physical Delivery Amount below does not represent the actual number of shares you would receive, which would be determined by the actual Initial Level of the Lowest Performing Underlying and its share adjustment factor. The actual Contingent Coupon Amount, Knock-In Levels, Coupon Barrier Levels and Upper Threshold Levels are set forth in “Key Terms” herein.

The hypothetical Redemption Amounts and contingent coupon examples set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities, if any, will depend on whether and when any Coupon Barrier Events have occurred over the term of the securities, whether an Upper Threshold Event has occurred, whether a Knock-In Event has occurred and on the Final Levels of each Underlying. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, or whether an Upper Threshold Event or a Knock-In Event will occur and, in the event that an Upper Threshold Event does not occur and there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold, any contingent coupons payable and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made in respect of the securities. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Initial Level of the Lowest Performing Underlying	$100
Share Adjustment Factor	1.0
Knock-In Level	For each Underlying, 60% of its Initial Level
Coupon Barrier Level	For each Underlying, 80% of its Initial Level
Upper Threshold Level	For each Underlying, 100% of its Initial Level
Contingent Coupon Amount	$8.3333 per $1,000 principal amount of securities

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     6

TABLE 1: An Upper Threshold Event HAS occurred because the Final Level of Underlying A is equal to or greater than its Upper Threshold Level.

Percentage Change from the Initial Level to the Final Level of Underlying A	Percentage Change from the Initial Level to the Final Level of Underlying B	Percentage Change from the Initial Level to the Final Level of Underlying C	Percentage Change from the Initial Level to the Final Level of Underlying D	Return on the Securities as of the Valuation Date (excluding contingent coupons, if any)	Redemption Amount (excluding contingent coupons, if any)
100%	-30%	-30%	-30%	0%	$1,000
90%	-30%	-30%	-30%	0%	$1,000
80%	-30%	-30%	-30%	0%	$1,000
70%	-30%	-30%	-30%	0%	$1,000
60%	-30%	-30%	-30%	0%	$1,000
50%	-30%	-30%	-30%	0%	$1,000
40%	-30%	-30%	-30%	0%	$1,000
30%	-30%	-30%	-30%	0%	$1,000
20%	-30%	-30%	-30%	0%	$1,000
10%	-30%	-30%	-30%	0%	$1,000
0%	-30%	-30%	-30%	0%	$1,000

TABLE 2: An Upper Threshold Event HAS NOT occurred because the Final Level of each Underlying is less than its Upper Threshold Level.

Percentage Change from the Initial Level to the Final Level of Underlying A, which is the Lowest Performing Underlying	Percentage Change from the Initial Level to the Final Level of Underlying B	Percentage Change from the Initial Level to the Final Level of Underlying C	Percentage Change from the Initial Level to the Final Level of Underlying D	Return on the Securities as of the Valuation Date (excluding contingent coupons, if any)	Redemption Amount (excluding contingent coupons, if any)*
−1%	−1%	−1%	−1%	0%	$1,000
−10%	−1%	−1%	−1%	0%	$1,000
−20%	−1%	−1%	−1%	0%	$1,000
−30%	−1%	−1%	−1%	0%	$1,000
−40%	−1%	−1%	−1%	0%	$1,000
−41%	−1%	−1%	−1%	-41%	10 shares
−50%	−1%	−1%	−1%	−50%	10 shares
−60%	−1%	−1%	−1%	−60%	10 shares
−70%	−1%	−1%	−1%	−70%	10 shares
−80%	−1%	−1%	−1%	−80%	10 shares
−90%	−1%	−1%	−1%	−90%	10 shares
−100%	−1%	−1%	−1%	−100%	$0

*If shares are delivered, the Redemption Amount will be comprised of a number of shares plus a cash amount in lieu of any fractional shares. The value of the shares delivered at maturity will depend on the value of the Lowest Performing Underlying at the time of delivery, but based on the value of the shares on the Valuation Date their value will be less than $600 per security. Because the Valuation Date is prior to the Maturity Date, the return on the securities may differ from and may be lower than the percentage change in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. See “Selected Risk Considerations—The value of the Physical Delivery Amount could be less on the Maturity Date than on the Valuation Date” herein.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     7

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	An Upper Threshold Event has occurred.

Underlying	Final Level
Underlying A	110% of Initial Level
Underlying B	35% of Initial Level
Underlying C	85% of Initial Level
Underlying D	90% of Initial Level

Because the Final Level of at least one Underlying is equal to or greater than its Upper Threshold Level, an Upper Threshold Event has occurred.

Therefore, although a Knock-In Event has occurred, the Redemption Amount equals $1,000.

2.	An Upper Threshold Event has not occurred, and a Knock-In Event has not occurred.

Underlying	Final Level
Underlying A	70% of Initial Level
Underlying B	65% of Initial Level
Underlying C	60% of Initial Level
Underlying D	70% of Initial Level

Because the Final Level of each Underlying is less than its Upper Threshold Level, an Upper Threshold Event has not occurred.

Even though the Final Level of each Underlying is less than its Initial Level, because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

3.	An Upper Threshold Event has not occurred, and a Knock-In Event has occurred.

Underlying	Final Level
Underlying A	65% of Initial Level
Underlying B	30% of Initial Level
Underlying C	70% of Initial Level
Underlying D	90% of Initial Level

Because the Final Level of each Underlying is less than its Upper Threshold Level, an Upper Threshold Event has not occurred.

Because the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred. Underlying B is the Lowest Performing Underlying.

Therefore, the Redemption Amount will equal the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	= $1,000/Initial Level of the Lowest Performing Underlying = $1,000/$100 = 10 shares of the Lowest Performing Underlying

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     8

Because an Upper Threshold Event has not occurred, and the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, an investor would receive a Redemption Amount equal to 10 shares of the Lowest Performing Underlying. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $300, calculated as follows:

 Physical Delivery Amount	= 10 shares of the Lowest Performing Underlying
 Value of Redemption Amount on the Valuation Date	= 10 shares of the Lowest Performing Underlying × $30
= $300

In these circumstances, the investor will be exposed to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to the time of delivery.

The following examples illustrate how the contingent coupon payments are calculated.

1. A Coupon Barrier Event occurs on every Observation Date.

Underlying	Closing level on the first through final Observation Dates
Underlying A	Less than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level
Underlying D	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on every Observation Date, no contingent coupon payments will be made on the securities.

2. A Coupon Barrier Event does not occur on any Observation Date.

Underlying	Closing level on the first through final Observation Dates
Underlying A	Equal to or greater than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level
Underlying D	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on any Observation Date, you will receive the contingent coupon of $8.3333 with respect to each Observation Date on the respective Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $8.3333 x 36 = $299.9988.

3. A Coupon Barrier Event occurs on the first, second and fourth through final Observation Dates.

Underlying	Closing level on the first and second Observation Dates	Closing level on the third Observation Date	Closing level on the fourth through final Observation Dates
Underlying A	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     9

Underlying	Closing level on the first and second Observation Dates	Closing level on the third Observation Date	Closing level on the fourth through final Observation Dates
Underlying C	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying D	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first and second Observation Dates, no contingent coupon will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $8.3333 with respect to the third Observation Date and the unpaid contingent coupons with respect to the first and second Observation Dates, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $8.3333 x 3 = $24.9999.

Because a Coupon Barrier Event occurred with respect to the fourth through final Observation Dates, no contingent coupons will be paid with respect to those Observation Dates.

The total amount of the contingent coupons received in this example is $8.3333 x 3 = $24.9999.

4. A Coupon Barrier Event occurs on the second and fourth through final Observation Dates.

Underlying	Closing level on the first Observation Date	Closing level on the second Observation Date	Closing level on the third Observation Date	Closing level on the fourth through final Observation Dates
Underlying A	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying D	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on the first Observation Date, you will receive the contingent coupon of $8.3333 with respect to that Observation Date on the related Contingent Coupon Payment Date.

Because a Coupon Barrier Event occurred on the second Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $8.3333 with respect to the third Observation Date and the unpaid contingent coupon with respect to the second Observation Date, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $8.3333 x 2 = $16.6666.

Because a Coupon Barrier Event occurred on the fourth through final Observation Dates, no contingent coupons will be paid on the related Contingent Coupon Payment Dates.

The total amount of the contingent coupons received in this example is $8.3333 x 3 = $24.9999.

5. A Coupon Barrier Event occurs on the first through thirty-fifth Observation Dates.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     10

Underlying	Closing level on the first through thirty-fifth Observation Dates	Closing level on the final Observation Date
Underlying A	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying D	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first through thirty-fifth Observation Dates, no contingent coupons will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the final Observation Date, on the final Contingent Coupon Payment Date you will receive the contingent coupon of $8.3333 with respect to the final Observation Date and the unpaid contingent coupons with respect to the first through thirty-fifth Observation Dates.

The total amount of the contingent coupons received in this example is $8.3333 x 36 = $299.9988.

As long as a Coupon Barrier Event does not occur on the final Observation Date, you will ultimately receive the maximum coupon amount for each $1,000 principal amount of the securities.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     11

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If an Upper Threshold Event does not occur and a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the value of the Redemption Amount as of the Valuation Date will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether an Upper Threshold Event or a Knock-In Event will occur, and in the event that an Upper Threshold Event does not occur and there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT OR DELIVERY YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment or delivery you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY

The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS

Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. Instead, the number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities. This is because the closing levels of the Underlyings will determine (i) the number and timing of Coupon Barrier Events that occur and (ii) whether and when the securities are automatically redeemed. No contingent coupon will be paid on the immediately following Contingent Coupon Payment Date with respect to any Observation Date on which a Coupon Barrier Event occurs. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. However, any such unpaid contingent coupon will be paid on a later Contingent Coupon Payment Date if a Coupon Barrier Event does not occur on the immediately preceding Observation Date.

Even if you receive the maximum amount payable with respect to the securities, it is possible that you may not receive any contingent coupons for an extended period during the term of the securities. For example, if a Coupon Barrier Event occurs on each Observation Date beginning early in the term of the securities until near the end of the term of the securities, you would not receive any contingent coupons for an extended period of time during the term of the securities. You will not be compensated for the time value of money, nor will we pay interest or any other amount, if we pay contingent coupons after the related Contingent Coupon Payment Date.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     12

The number of contingent coupons you will be paid, if any, could also be limited by the Automatic Redemption feature of the securities. If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the securities following an Automatic Redemption. Therefore, if the securities are automatically redeemed, you will not have the opportunity to receive further contingent coupons.

In addition, if interest rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

Because the number of contingent coupons is variable and may be zero, the securities are not a suitable investment for investors who require regular fixed income payments.

WHETHER A CONTINGENT COUPON IS PAID ON A CONTINGENT COUPON PAYMENT DATE WILL DEPEND ON THE CLOSING LEVELS OF THE UNDERLYINGS ON THE RELATED OBSERVATION DATE

Whether a contingent coupon will be paid on a Coupon Payment Date will depend on the closing levels of the Underlyings on the immediately preceding Observation Date. As a result, you will not know whether you will receive a contingent coupon until shortly before the relevant Coupon Payment Date. Moreover, if the closing level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive the contingent coupon with respect to such Observation Date on the immediately following Contingent Coupon Payment Date, even if the closing level of such Underlying was higher than its Coupon Barrier Level on other days during the relevant period. Even if you receive the maximum amount payable with respect to the securities, it is possible that you may not receive any contingent coupons for an extended period during the term of the securities and you may not know whether you will receive any contingent coupons until near the end of the term of the securities.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than (i) its Coupon Barrier Level on any Observation Date, (ii) its Knock-In Level on the Valuation Date or (iii) its Upper Threshold Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels, Knock-In Levels or Upper Threshold Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels, Knock-In Levels or Upper Threshold Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     13

AN AUTOMATIC REDEMPTION WOULD ELIMINATE YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the securities following an Automatic Redemption.

Further, lower Autocall Levels relative to Coupon Barrier Levels will increase the likelihood of an Automatic Redemption and therefore could limit your opportunity to be paid contingent coupons. Because the number of contingent coupons you receive over the term of securities, if any, will depend on (i) the number and timing of Coupon Barrier Events that occur and (ii) whether and when an Autocall Event occurs, relatively lower Autocall Levels will narrow the range of possible closing levels of the Underlyings at which you will receive the contingent coupon on the immediately following Contingent Coupon Payment Date and the securities will remain outstanding until at least the next Coupon Payment Date. If the closing level of the Underlying on an Observation Date that is also an Autocall Observation Date is greater than or equal to its respective Coupon Barrier Level, you will receive the Contingent Coupon on the related Coupon Payment Date, but the securities will only remain outstanding in the event that the closing level of each Underlying is also less than its respective Autocall Level. The lower the Autocall Levels are, the less likely it is that the securities will remain outstanding.

THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE

If an Upper Threshold Level has not occurred and a Knock-In Event has occurred, you will receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Lowest Performing Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date. If the Physical Delivery Amount is less than one share, the Redemption Amount will be paid in cash.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly, but the Final Level of no other Underlying is equal to or greater than its Upper Threshold Level. For example, if an Upper Threshold Event does not occur, and the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) an Upper Threshold Event will not occur, (ii) the Final Level of at least one of the Underlyings will be less than its Knock-In Level and (iii) a Coupon Barrier Event will occur with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     14

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the Reference Share Issuers’ businesses tend to be related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly or that an Upper Threshold Event will occur with respect to only one Underlying. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Reference Share Issuer and its business, you are also taking a risk relating to the relationship between each Reference Share Issuer and Underlying to others.

THE COMMON STOCK OF MODERNA, INC. HAS A LIMITED TRADING HISTORY

The common stock of Moderna, Inc. began trading on the Nasdaq Stock Market on December 7, 2018 and therefore has a limited historical performance. Past performance should not be considered indicative of future performance.

NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS

We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

NO OWNERSHIP RIGHTS IN THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS

As a holder of the securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuers of the Underlyings will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the securities.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     15

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the Underlyings;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the respective industries of the Reference Share Issuers;

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     16

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     17

Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     18

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     19

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, American Airlines Group Inc. is a holding company that operates a network air carrier and provides air transportation for passengers and cargo. The common stock of American Airlines Group Inc. is listed on the Nasdaq Global Select Market. American Airlines Group Inc.’s SEC file number is 001-08400 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories and sells a variety of related services. The common stock of Apple Inc. is listed on the Nasdaq Stock Market. Apple Inc.’s SEC file number is 001-36743 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Duke Energy Corporation is an energy company with three reportable business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure and Commercial Renewables. The common stock of Duke Energy Corporation is listed on the New York Stock Exchange. Duke Energy Corporation’s SEC file number is 001-32853 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Moderna, Inc. is a biotechnology company that produces messenger RNA therapeutics and vaccines. The common stock of Moderna, Inc. is listed on the Nasdaq Stock Market. Moderna, Inc.’s SEC file number is 001-38753 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     20

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of the common stock of Moderna, Inc. from December 7, 2018 through November 4, 2021 and the closing levels of each other Underlying from January 4, 2016 through November 4, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the common stock of American Airlines Group Inc. on November 4, 2021 was $20.63.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     21

The closing level of the common stock of Apple Inc. on November 4, 2021 was $150.96.

The closing level of the common stock of Duke Energy Corporation on November 4, 2021 was $101.02.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     22

The closing level of the common stock of Moderna, Inc. on November 4, 2021 was $284.02.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     23

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement for cash) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive shares of the Underlying (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the shares received. Instead, you should have an aggregate tax basis in the shares received (including any fractional shares deemed received) equal to your tax basis in the securities. Your holding period for any shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of shares of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of shares of the Underlying.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     24

Non-U.S. Holders

The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     25

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $12.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     26

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated October 29, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated October 29, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Contingent Coupon Autocallable Reverse Convertible Securities with Upper Threshold Feature     27

CREDIT SUISSE SECURITIES (USA) LLC credit-suisse.com

Copyright © 2021 Credit Suisse Group AG and/or its affiliates. All rights reserved.